FORM 5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

( x )	Check box if no longer subject to					OMB APPROVAL
Section 16. Form 4 or Form 5 obligations			OMB Number:	3235-0287
may continue. See Instruction 1(b)	Estimated average burden
(  )Form 3 Holdings Reported	of Hours per response:0.5
(  )Form 4 Transactions Reported

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.	Name and Address of Reporting Person:

		Theron S. Hoffman
		Putnam, LLC
		One Post Office Square
		Boston, Massachusetts 02109

2.	Issuer Name and Ticker or Trading Symbol:

	Putnam California Investment Grade Municipal Trust [PCA]

3.	I.R.S. Identification Number of Reporting Person, if an entity
(Voluntary):

4.	Statement for Month/Day/Year:	December 31, 2002

5.	If Amendment, Date of Original (Month/Year):

6.	Relationship of Reporting Person(s) to Issuer (Check all applicable):

(  )	Director									(	)	10% Owner
(x )	Officer (give officer title below)		(	)	Other (specify below)
	   Senior Managing Director of Putnam, LLC

7.	Individual or Joint/Group Filing (Check applicable line):

(x)	Form filed by One Reporting Person	( )	Form filed by More than One
													Reporting Person

If the form is filed by more than one reporting person, see Instruction
4(b)(v)

Table I:	Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1.	Title of Security (Instr. 3):		N/A

2.	Transaction Date:	Month/Day/Year

3.	Transaction Code (Instr. 8):
			Code:		V:

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5):
		Amount:	(A) or (D):		Price:


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5.	Amount of Securities Beneficially Owned At End of Issuer's Fiscal Year
(Instr. 3 and 4):

6.	Ownership Form:  Direct (D) or Indirect (I) (Instr. 4):

7.	Nature of Indirect Beneficial Ownership (Instr. 4)


Table II:	 Derivative Securities Acquired, Disposed of, or Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):		N/A

2.	Conversion or Exercise Price of Derivative Security:

3.	Transaction Date:		Month/Day/Year:

4.	Transaction Code (Instr. 8):	Code:		V:

5.	Number of Derivative Securities Acquired (A) or Disposed of(D) (Instr.
3, 4 and 5):
		(A) or (D):

6.	Date Exercisable and Expiration Date (Month/Day/Year):
		Date Exercisable:			Expiration Date:

7.	Title and Amount of Underlying Securities (Instr. 3 and 4):
		Title:					Amount or Number of Shares:

8. Price of Derivative Security (Instr. 5):

9. Number of Derivative Securities Beneficially Owned at End of Year
(Instr. 4):

10.Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 4):

11.Nature of Indirect Beneficial Ownership (Instr. 4):
Explanation of Responses, if any:




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Signed on behalf of the above Officer pursuant to the attached
Confirming Statement.


By:  	Andrew J. Hachey
Vice President
 			Putnam Investments Legal and Compliance Department

Date:	January 13, 2003



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